Transition Services Agreement Jeffrey Edell dated June 2006
EX-10.10

Edell transition letter (SSS revisions)

MFCDEVELOPMENT CORP
11872 La Grange Avenue, First Floor
Los Angeles, California 90025

Tele: (310) 575-0955 Website: www.wwexcellence.com Fax: (310) 575-4044

DELIVERED BY HAND

June 9, 2006

Jeffrey S Edell

5244 Bridgetown Place

Westlake Village, CA 91362

Re: Transition Services

Dear Mr. Edell,

In response to your 60-day written notice of voluntary resignation dated June 6, 2006, I would like to define your duties during the Transition Period.  The Transition Period shall begin on June 6, 2006 and continue for sixty (60) days in accordance with paragraph 4.B(iii) of your Employment Agreement, except as modified and agreed to herein. During the Transition Period, you agree to provide, at the Company's request, the following non-exclusive transition consulting services (“Transition Services”):

1.

assist the Company in identifying your replacement,

2.

facilitate the transition of Executive management,

3.

assist the Company in obtaining Bridge financing, understanding that such financing is not guaranteed,

4.

assist the Company in closing the AdSouth transaction, understanding that such closing is not guaranteed,

5.

assist in working with the investment bankers, as identified by the Company, in obtaining long term financing, including working on the current financing as presented.

Transition Services shall be provided at times and locations as mutually agreed upon.

During the Transition Period, the Company will continue to provide you with all of the benefits that you received immediately prior to the commencement of the Transition Period, including but not limited to health insurance and dental insurance for you and your family.  The Company will also continue to provide you with an email address as long as you are serving as a Director, at the Company’s expense, that may be synchronized with the Company’s Outlook computer program, until you have the ability to transfer your contact list.

In addition, at the request of the Company’s Board of Directors, you agree to take the position as non-executive Chairman of the Board, effective immediately. You will agree to continue to serve as a member of the Board and stand for election at the forthcoming shareholder’s meeting with other non-executive Directors of the Company. You will do so at a same fee paid to other non-employee Directors. Should the Company provide an additional fee for a non-executive chairman in the future, you will be entitled to such fee. Notwithstanding the foregoing, you will have no obligation or further obligation to serve on the Board if any of the following occurs: (a) the Company is insolvent or is subject to an event that reasonably may cause insolvency; (b) the Company voluntarily files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction; (c) the Company consents to the appointment of a custodian, receiver, trustee or other similar officer, or any such officer is otherwise appointed; (d) the Company makes an assignment for the benefit of creditors; (e) the Company is subject to an order of liquidation; or (f) the Company is sold either by way of a merger, asset sale, or other similar transaction.

In consideration for allowing your Transition Services to be on a non-exclusive basis, you agree to the following:

1.

You shall return 500,000 shares (“Returned Common Shares”) of your MFC Development Corp common stock to the Company. Such shares will be used to assist in facilitating the hiring and retention of your replacement(s), and similarly, you are willing to relinquish any claim with respect to all of your 1,337,500 shares of your earn-out shares (“Returned Earn-Out Shares”), provided that your new replacement is approved by the Board. To the extent that the target for the earn-out shares is not met and no further modification or extension to that target is created, then those shares will be cancelled or forfeited permanently. However, to the extent that either the Returned Common Shares or the Returned Earn-Out Shares have not been issued, cancelled, or reserved, and the Company is subsequently sold, you will receive a prorated portion of any sales price that the owner of those shares would ordinarily receive.

2.

You shall cease to earn compensation or to accrue vacation after June 13, 2006.  All compensation previously earned by you or due to you under your Employment Agreement that has not been paid by June 13, 2006, including salary and accrued, unused vacation, if any, as well as all reasonable expenses you incurred on behalf of the Company that have not been reimbursed by June 13, 2006, shall be paid to you by the Company on the earliest of the following dates:  (a) the date of closing of any bridge financing; or (b) the date of payment of any back wages to the Company’s co-CEO; or (c) the earliest date on which the Company’s cash flow permits; or (d) the last day of the Transition Period.

At the conclusion of the Transition Period, you shall be permitted to retain the cellular telephone, although you shall be responsible for all non-business calls from June 13th forward, your laptop computer, and related accessories that the Company provided to you during your employment.

If you are in agreement with the terms of your non-exclusive Transition Services as set forth in this letter, please confirm your acceptance by signing where indicated below.

Sincerely,

_________________________________

Nancy Duitch

Co-Chief Executive Officer and Director

MFC Development Corp

..........................................................................................................................................................

I,  Jeffrey S. Edell, agree to and accept all of the terms as set forth above.

___________________________________________     _______________________

Jeffrey S. Edell                                                                   Date

3